UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]  Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to §240.14a-12

SOUTHERN MISSOURI BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 24, 2018

Dear Fellow Shareholder:
On behalf of the Board of Directors and management of Southern Missouri Bancorp, Inc., we cordially invite you to attend the 2018 Annual Meeting of Shareholders. The meeting will be held at 9:00 a.m. local time, on October 29, 2018, at our corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri.
The matters expected to be acted upon at the meeting are described in the attached proxy statement. A proxy card enabling you to vote without attending the meeting is enclosed. In addition, we will report on our progress during the past year.
We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope provided as promptly as possible. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting. In accordance with the rules of the Securities and Exchange Commission, our proxy statement, proxy card and annual report to shareholders are available on the Internet at http://www.edocumentview.com/SMBC.
Your Board of Directors and management are committed to the continued success of Southern Missouri Bancorp, Inc., and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.
Sincerely, /s/ Greg A. Steffens Greg A. Steffens President and Chief Executive Officer

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
 (573) 778-1800
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on October 29, 2018
Notice is hereby given that the annual meeting of shareholders of Southern Missouri Bancorp, Inc. will be held at our corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri on October 29, 2018, at 9:00 a.m. local time.
A proxy card and a proxy statement for the annual meeting are enclosed.
The annual meeting is for the purpose of considering and voting on the following proposals:
Proposal 1.	Election of four directors of Southern Missouri Bancorp, each for a term of three years;
Proposal 2.	An advisory (non-binding) vote on executive compensation, commonly referred to as a "say on pay" vote;
Proposal 3.	An advisory (non-binding) vote on whether shareholders should vote for compensation every one, two or three years;
Proposal 4.	Approval of an amendment to Southern Missouri Bancorp's Articles of Incorporation to increase the number of authorized shares of common stock from 12.0 million to 25.0 million; and
Proposal 5.	Ratification of the appointment of BKD, LLP as Southern Missouri Bancorp's independent auditors for the fiscal year ending June 30, 2019.
Shareholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.
The Board of Directors has fixed the close of business on September 7, 2018, as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. Shareholders have a choice of voting by Internet or by telephone, by mailing a completed proxy card or by submitting a ballot in person at the Annual Meeting. Regardless of the number of shares you own, your vote is very important. Please act today to ensure that your shares are represented at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS /s/ Ronnie D. Black RONNIE D. BLACK Secretary
Poplar Bluff, Missouri
 September 24, 2018

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
 (573) 778-1800

 IMPORTANT NOTICE:  Internet Availability of Proxy Materials
for the Shareholders' Meeting To Be Held on October 29, 2018.

These proxy materials are also available to you on the Internet.
You are encouraged to review all of the information contained in the proxy materials before voting.

The Company's Proxy Statement, Annual Report to
Shareholders and other proxy materials are available at
http://www.edocumentview.com/SMBC

SOUTHERN MISSOURI BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
October 29, 2018

TABLE OF CONTENTS
PAGE
INFORMATION ABOUT THE ANNUAL MEETING	1
Time and Place of the Annual Meeting.	1
Matters to be Considered at the Annual Meeting.	1
Who is Entitled to Vote?	2
What if My Shares are Held in "Street Name" by a Broker?	2
How do I Vote my 401(k) Shares?	2
How Many Shares Must Be Present to Hold the Meeting?	2
What If a Quorum Is Not Present at the Meeting?	3
How Do I Vote at the Annual Meeting?	3
May I Revoke My Proxy?	3
How Does the Board of Directors Recommend I Vote on the Items to be Considered at the Annual Meeting?	3
What if I do not Specify How My Shares Are to be Voted?	3
Will Any Other Business Be Conducted at the Meeting?	4
How Many Votes Are Required to Elect the Director Nominees?	4
How Many Votes Are Required to Approve Each of the Other Items?	4
What Happens If a Nominee Is Unable to Stand for Election?	4
How Will Abstentions Be Treated?	4
How Will Broker Non-Votes Be Treated?	5
Proxy Solicitation Costs	5

STOCK OWNERSHIP OF SOUTHERN MISSOURI BANCORP COMMON STOCK	6
Stock Ownership of Significant Shareholders, Directors and Executive Officers	6

PROPOSAL I -- ELECTION OF DIRECTORS	8
Business Experience and Qualifications of Directors and Director Nominees	8
Board of Directors' Meetings and Committees and Corporate Governance Matters	10
Board Meetings	10
Director Independence	10
Ethics Code	11
Board Leadership Structure and Role in Risk Oversight	11
Board Committee Attendance and Charter	11
Audit Committee	12
Compensation Committee	12
Compensation Committee Interlocks and Insider Participation	12
Nominating Committee	13

COMPENSATION OF DIRECTORS	14
Director Compensation Table for 2018	14
Directors' Retirement Agreements	14

EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15

Executive Summary of Key Compensation Decisions.	15
Compensation Philosophy and Objectives.	15
Base Salaries.	16
Bonuses	17
Pay Ratio	17
Impact of Tax and Accounting	17
2017 Omnibut Incentive Plan	17
Management Recognition and Development Plan.	18
2008 Equity Incentive Plan.	18
2003 Stock Option and Incentive Plan.	18
Other Benefits.	18
Employment Agreement.	19
Compensation Committee Report	19
2018 Summary Compensation Table	20
Grant of Plan-Based Awards	21
Outstanding Equity Awards at June 30, 2018	21
Option Exercises and Stock Vested in Fiscal 2018	22
Potential Payments Upon Termination of Employment or Change in Control	23
Tax Considerations	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
Relationships and Transactions with Executive Officers, Directors and Related Persons	24

PROPOSAL II -- ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	24

PROPOSAL III – ADVISORY (NON-BINDING) VOTE ON WHETHER SHAREHOLDERS SHOULD VOTE FOR COMPENSATION EVERY ONE, TWO, OR THREE YEARS	25

PROPOSAL IV – APPROVAL OF AMENDMENT TO SOUTHERN MISSOURI BANCORP'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 12.0 MILLION TO 25.0 MILLION	26

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	28

RELATIONSHIP WITH INDEPENDENT AUDITORS	29
Audit Fees	29

PROPOSAL V -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	30

FINANCIAL STATEMENTS	30

SHAREHOLDER PROPOSALS	30

OTHER MATTERS	30

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800
 _________________________
PROXY STATEMENT
 _________________________
ANNUAL MEETING OF SHAREHOLDERS
To be held on October 29, 2018
 _________________________
Southern Missouri Bancorp, Inc.'s Board of Directors is using this proxy statement to solicit proxies from the holders of Southern Missouri Bancorp common stock for use at our annual meeting of shareholders. We are first mailing this proxy statement and the enclosed proxy card to our shareholders on or about September 24, 2018. Certain of the information provided herein relates to Southern Bank, a wholly owned subsidiary of Southern Missouri Bancorp. Southern Bank may also be referred to from time to time as the "Bank." References to "Southern Missouri Bancorp", the "Company", "we", "us" and "our" refer to Southern Missouri Bancorp, Inc. and, as the context requires, Southern Bank.
By submitting your proxy, you authorize our Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.
Southern Missouri Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 2018, which includes Southern Missouri Bancorp's audited financial statements, is enclosed. Although the Annual Report is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. These materials are also available via the Internet at http://www.edocumentview.com/SMBC.
INFORMATION ABOUT THE ANNUAL MEETING
Time and Place of the Annual Meeting.
Our annual meeting will be held as follows:

Date:	October 29, 2018
Time:	9:00 a.m., local time
Place:	Southern Missouri Bancorp, Inc./Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri
Matters to be Considered at the Annual Meeting.
At the meeting, shareholders of Southern Missouri Bancorp are being asked to consider and vote upon the following proposals:
Proposal I.	Election of four directors of Southern Missouri Bancorp, each for a term of three years;
Proposal II.	An advisory (non-binding) vote on executive compensation as disclosed in this proxy statement, commonly referred to as a "say on pay" vote;

Proposal III	An advisory (non-binding) vote on whether shareholders should vote on compensation every one, two, or three years;
Proposal IV.	Approval of an amendment to Southern Missouri Bancorp's Articles of Incorporation to increase the number of authorized shares of common stock from 12.0 million to 25.0 million; and
Proposal V.	Ratification of the appointment of BKD, LLP as Southern Missouri Bancorp's independent auditors for the fiscal year ending June 30, 2019.

The shareholders also will transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.
Who is Entitled to Vote?
We have fixed the close of business on September 7, 2018, as the record date for shareholders entitled to notice of and to vote at the Southern Missouri Bancorp annual meeting. Only holders of record of Southern Missouri Bancorp common stock on that record date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Southern Missouri Bancorp common stock you own. On September 7, 2018, there were 8,996,584 shares of Southern Missouri Bancorp common stock outstanding and entitled to vote at the annual meeting.
What if My Shares are Held in "Street Name" by a Broker?
If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, the shares not voted will be treated as "broker non-votes." Whether an item is discretionary is determined by the exchange rules governing your broker. All of the items being voted on at the meeting are expected to be non-discretionary items except the vote on the ratification of the appointment of BKD, LLP.
How do I vote my 401(k) shares?
If you participate in the Southern Bank 401(k) Retirement Plan you may provide voting instructions to Capital Bank and Trust Company, the plan's trustee, by completing and returning the proxy card accompanying this proxy statement, by using the toll-free telephone number, or by indicating your instructions over the Internet. When casting your vote, you should consider your long-term best interests as a plan participant, as well as the long-term best interests of other plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by October 21, 2018.
If you fail to sign or timely return the proxy voting instructions, whether by mail, by telephone, or over the Internet, the trustee will vote your shares as "abstain."
How Many Shares Must Be Present to Hold the Meeting?
A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Southern Missouri Bancorp common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What If a Quorum Is Not Present at the Meeting?
If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.
How Do I Vote at the Annual Meeting?
You can vote:
•	by returning the enclosed proxy card in the enclosed pre-paid envelope;
•	by telephone; or
•	over the Internet

Please refer to the specific instructions set forth in the proxy card. You may also vote your shares in person at the meeting. However, to ensure that your shares are voted in accordance with your wishes and that a quorum is present at the meeting so that we can transact business, we urge you to register your vote by proxy as promptly as possible. Your prompt response will help reduce solicitation costs. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you hold shares in "street name," your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares.
May I Revoke My Proxy?
You may revoke your proxy before it is voted by:
•	submitting a new proxy with a later date;
•	notifying the Corporate Secretary of Southern Missouri Bancorp in writing before the annual meeting that you have revoked your proxy; or
•	voting in person at the annual meeting.
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.
How does the Board of Directors recommend I vote on the items to be considered at the annual meeting?
The Board of Directors recommends that you vote:
•	FOR the election of the four director nominees to the Board of Directors.
•	FOR approval of the advisory (non-binding) vote on executive compensation ("say on pay").
•	For ONE YEAR (meaning every year) on the frequency of future executive compensation ("say on pay") votes.
•	FOR approval of the amendment to Southern Missouri Bancorp's Articles of Incorporation to increase the number of authorized shares of common stock from 12.0 million to 25.0 million.
•	FOR ratification of the appointment of BKD, LLP.

What if I do not specify how my shares are to be voted?
Registered Shareholders. If you are a registered shareholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the four director nominees to the Board of Directors.
•	FOR approval of the advisory (non-binding) vote on executive compensation ("say on pay").
•	FOR one year (meaning every year) or the frequency of future executive compensation ("say on pay") votes.
•	FOR approval of amendment to Southern Missouri Bancorp's Articles of Incorporation to increase the number of authorized shares of common stock from 12.0 million to 25.0 million.
•	FOR ratification of the appointment of BKD, LLP.

Holders of Shares in "Street Name". If you hold your shares in "street name" through a broker and do not provide your broker with voting instructions, it is expected that your broker will be unable to vote your shares except on the vote to ratify the appointment of BKD, LLP. See "What if my shares are held in 'street name' by a broker?"
Will Any Other Business Be Conducted at the Meeting?
The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.
How Many Votes Are Required to Elect the Director Nominees?
The affirmative vote of a majority of the votes cast on this matter is required to elect the nominees as directors. This means that the number of votes cast "FOR" the election of a nominee must exceed the number of votes cast "AGAINST" that nominee in order for that nominee to be elected.  Only "FOR" or "AGAINST" votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") in the election of directors will not be included in determining the number of votes cast.  No persons have been nominated for election other than the four nominees named in this proxy statement. If you vote "Withhold" with respect to the election of any or all of the nominees, your shares will not be voted with respect to the person or persons indicated, although your shares will be counted for purposes of determining whether there is a quorum.
How Many Votes Are Required to Approve Each of the Other Items?
The affirmative vote of a majority of the votes cast on the matter is required to approve the advisory ("say on pay") vote on executive compensation and the advisory vote on the frequency of voting on executive compensation ("say on pay") and the ratification of the appointment of BKD, LLP. The affirmative vote of a majority of the outstanding shares entitled to vote is required for approval of the amendment to the articles of incorporation.  The outcome of the executive compensation vote and the vote on the frequency of voting on executive compensation are not binding on the Board of Directors.
What Happens If a Nominee Is Unable to Stand for Election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee unless you have withheld authority to vote for the nominee replaced.
How Will Abstentions Be Treated?
If you abstain from voting, your shares will still be included for purposes of determining whether a quorum is present. An abstention on the approval of amendment to the articles of incorporation has the same effect as a vote against the proposal.  An abstention on the advisory executive compensation ("say on pay") vote or the advisory vote on the frequency of voting on executive compensation ("say on pay") or on the ratification of the appointment of BKD, LLP will not be counted as a vote cast and will have no effect on the item.
How Will Broker Non-Votes Be Treated?
Shares treated as broker non-votes on one or more items will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast on those item.
Proxy Solicitation Costs
We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

STOCK OWNERSHIP OF SOUTHERN MISSOURI BANCORP COMMON STOCK
Stock Ownership of Significant Shareholders, Directors and Executive Officers
The following table sets forth, as of the September 7, 2018, voting record date, information regarding share ownership of:
•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Southern Missouri Bancorp common stock other than directors and executive officers;

•	each director and director nominee of Southern Missouri Bancorp;
•	each executive officer of Southern Missouri Bancorp named in the Summary Compensation Table appearing under "Executive Compensation" below; and
•	all current directors and executive officers of Southern Missouri Bancorp as a group.
The address of each of the beneficial owners, except where otherwise indicated, is the same address as Southern Missouri Bancorp. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Southern Missouri Bancorp. As of September 7, 2018, there were 8,996,584 shares of Company common stock issued and outstanding.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are exercisable as of or within 60 days after September 7, 2018, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person's percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owners	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding (%)
Beneficial Owners of More Than 5% Other than Directors and Named Executive Officers
FJ Capital Management, LLC(2) 1313 Dolley Madison Blvd. Ste. 306 McLean, VA 22101	679,623	7.55
Sy Jacobs, Jacobs Asset Management, LLC(3) 11 East 26th Street, Suite 1900, New York, NY 10010	537,829	5.97
Directors and Named Executive Officers(4)
Greg A. Steffens, Director, President & CEO	255,085	2.83
L. Douglas Bagby, Director and Chairman	26,500	*
Ronnie D. Black, Director and Secretary	50,870	*
Sammy A. Schalk, Director	100,598	1.12
Rebecca M. Brooks, Director	30,000	*
Charles R. Love, Director	26,600	*
Dennis C. Robison, Director	17,338	*
David J. Tooley, Director	45,500	*
Todd E. Hensley, Director	537,540	5.97
John R. Abercrombie	182,318	2.02
Kimberly A. Capps, EVP & Chief Operations Officer(4)	109,317	1.21
Matthew T. Funke, EVP & Chief Financial Officer(4)	48,305	*
Justin G. Cox, Regional President(4)	11,479	*
Mark E. Hecker, EVP & Chief Credit Officer(4)	10,651	*
Directors and executive officers of Southern Missouri Bancorp, Inc. and Southern Bank as a group (16 persons)(5)	1,485,750	16.48%
________________
(1)
Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power. Included in the shares beneficially owned by the directors and named executive officers are options to purchase shares of Southern Missouri Bancorp common stock exercisable within 60 days of September 7, 2018, as follows: Mr. Hensley – 8,000 shares; Ms. Capps – 10,000 shares.

(2)
As reported by FJ Capital Management LLC and affiliated parties in a Schedule 13-G filed with the SEC on February 13, 2018. FJ Capital Management LLC and affiliated parties reported shared voting and dispositive power over 679,623 shares.

(3)
As reported by Sy Jacobs and Jacobs Asset Management ("Jacobs Parties") in a schedule 13-G/A filed on February 14, 2018 with the SEC which reported shared voting and dispositive power over 537,829 shares.

(4)
Includes 40,852 shares held by Mr. Steffens' account, 43,644 shares held by Ms. Capps' account, 10,555 shares held by Mr. Funke's account, 7,729 shares held by Mr. Cox's account, and 86 shares held by Mr. Hecker's account under the 401(k) Plan.

(5)
Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options that are exercisable as of or within 60 days after September 7, 2018, to purchase 18,000 shares of Southern Missouri Bancorp common stock granted to directors and executive officers.

PROPOSAL I -- ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.
The table below sets forth information regarding each director of Southern Missouri Bancorp and each nominee for director, including his or her age, position on the board and term of office. The Nominating Committee of the Board of Directors recommends individuals to be nominated by the Board of Directors for election as directors. All of our nominees currently serve as Southern Missouri Bancorp directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.
Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. All of the Company's directors also serve as directors of the Bank. The Board of Directors recommends you vote "FOR" each of the director nominees.
Name	Age(1)	Position(s) Held with Southern Missouri Bancorp, Inc. and Southern Bank	Director Since(2)	Term to Expire

Director Nominees

Greg A. Steffens	51	President, Chief Executive Officer and Director	2000	2021
L. Douglas Bagby	68	Chairman of the Board	1997	2021
David J. Tooley	69	Director	2011	2021
Todd E. Hensley	51	Director	2014	2021

Directors Continuing in Office

Sammy A. Schalk	69	Director	2000	2019
Charles R. Love	67	Director	2004	2019
John R. Abercrombie	73	Director	2017	2019
Ronnie D. Black	70	Director and Secretary	1997	2020
Rebecca M. Brooks	62	Director	2004	2020
Dennis C. Robison	64	Director	2008	2020

_________________________________
(1)	At June 30, 2018.
(2)	Includes service as a director of Southern Bank.

Business Experience and Qualifications of Directors and Director Nominees
The Board believes that the many years of service that our directors have at the Company, the Bank or at other financial institutions is one of their most important qualifications for service on our Board. This service has given them extensive knowledge of the banking business and the Company. Furthermore, their service on Board committees here or at other institutions, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of the Bank by our executive officers. Service on the Board by our president is critical to aiding the outside directors' understanding of the complicated issues that are common in the banking business. Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations. The business experience for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his or her service as a director are set forth below.
John R. Abercrombie. Mr. Abercrombie served as Chairman, President & CEO of Tammcorp, Inc. from January 1980 until its acquisition by the Company on June 16, 2017. He also served as Chairman, President & CEO of the subsidiary bank, Capaha Bank. During his tenure with Capaha, he also served as a lending officer, originating and managing commercial, agricultural, consumer, and residential loans, as the primary asset/liability management officer with responsibility for all deposit and loan pricing as well as Capaha's interest rate risk and sensitivity management, and as the primary marketing officer, overseeing marketing activities and functions. Since 2010 he also served as Capaha's Chief Credit Officer. Mr. Abercrombie's 44-year banking career provides a wealth of banking and business experience that can be of benefit to the Company in decision-making on banking and general business matters.
L. Douglas Bagby. Mr. Bagby served as the City Manager of Poplar Bluff from September 2003 until his retirement in June 2014. Previously, he was employed for 14 years as the General Manager of Poplar Bluff Municipal Utilities and had served two earlier years as the Poplar Bluff City Manager. Mr. Bagby served six years on the Poplar Bluff R-1 school board. He is currently Chairman of the Board of Directors of Southern Missouri Bancorp. His background provides expertise in providing deposit services and credit to public units, both directly and through the securities markets.
Ronnie D. Black. Mr. Black is currently the Secretary of Southern Missouri Bancorp, Inc. Mr. Black served as Executive Director of the General Association of General Baptists, from 1997 until his retirement in 2010; he continues to serve as a consultant for the association and for Jim Hill Consultants, a firm specializing in stewardship campaigns for religious organizations. Previously, Mr. Black served as Director of Stewardship for the association and as Director of the General Baptist Foundation. Mr. Black currently serves on the Poplar Bluff City Council, and has done so for more than 13 years, including past service as the city's mayor. Mr. Black provides valuable contacts to the Company in area non-profit and religious organizations.
Rebecca M. Brooks. Ms. Brooks is the financial operations manager for McLane Transport, Inc. She has held that position since 1997. In that capacity, her duties include financial statement preparation and analysis, budgeting, oversight of the firm's payroll, payables, and receivables functions, and tax management. She was previously employed in healthcare administration and served as President of a small hospital employee credit union. That institution merged with Maxwell-Gunter Federal Credit Union, where she served on the board of directors for five years. Ms. Brooks provides expertise to the Board of Directors in the evaluation of transportation and other service industry borrowers. Having worked with credit unions, Ms. Brooks' background provides an understanding of consumer credit and regulatory oversight of financial institutions.
Todd E. Hensley. Mr. Hensley was formerly Chairman, President, and CEO of Peoples Service Company and its subsidiary, Peoples Banking Company prior to their acquisition by the Company on August 5, 2014. He also served as Chairman of the Board of Directors of the subsidiary bank, Peoples Bank of the Ozarks. Prior to that, he served as Compliance Officer and General Counsel and also had broad responsibilities for the operations of Peoples Banking Company and its subsidiaries. He remains an attorney licensed to practice in Missouri and Illinois. He has been involved in the banking industry for over 20 years.
Charles R. Love. Mr. Love is a certified public accountant and retired as a partner with the accounting firm of Kraft, Miles & Tatum, LLC. Mr. Love was an accountant with Kraft, Miles & Tatum, LLC for 26 years, and has over 42 years of experience in public accounting, including conducting audits and preparing financial statements and tax returns. He brings important technical and financial expertise to the Board, including the ability to understand and explain financial statements and tax returns of borrowers. His varied practice provides a knowledge base regarding the area's economic performance.
Dennis C. Robison. Mr. Robison is a farmer in Butler and Ripley counties in Missouri. He primarily raises soybeans, rice, wheat, and corn. He served on the board of Riceland Foods from 1994 to 2006. As managing partner of two farming operations, his responsibilities have included budgeting, financing, tax planning, and resource and personnel management. His experience as a farmer provides an ability to understand the operations of the Company's agricultural borrowers, and his experience managing successful farming operations provides insight into general management issues of the Company.
Sammy A. Schalk. Mr. Schalk is the President and principal owner of Gamblin Lumber Company. Mr. Schalk serves on the advisory committee for the Industrial Technology Department of a local junior college, and is a member of the City of Poplar Bluff's municipal utilities advisory board. Mr. Schalk's experience in the building trades industry provides expertise into the evaluation of commercial and residential real estate lending issues. He is currently Chairman of the Board of Southern Bank. His experience managing a successful business provides insight into general management issues of the Company.
Greg A. Steffens. Mr. Steffens has served as President of Southern Missouri Bancorp since October 2000 and as Chief Executive Officer since 2003. Prior to being elected President, Mr. Steffens served as Chief Financial Officer of Southern Missouri Bancorp, and President and Chief Executive Officer of Southern Bank. Previously, Mr. Steffens was the Chief Financial Officer of Sho-Me Financial Corp. for four years, and before that Mr. Steffens was employed as a bank examiner with the Office of Thrift Supervision. As President, Mr. Steffens brings a special knowledge of the financial, economic and regulatory challenges the Company faces and is well-suited to educate the Board on these matters.
David J. Tooley. Mr. Tooley assisted in the staffing and opening of what began as a loan production office and is now a full-service branch for Southern Bank in Springfield, Missouri from September 2010 through October 2011. He previously was President, CEO and a Director of Metropolitan National Bank (MNB) in Springfield serving from February, 2001 until his retirement on March 31, 2010. Prior to MNB, he worked at First Savings Bank (FSB) of Mt. Vernon, Missouri. He started at FSB in January 1975 and was employed there until December 31, 1997. He co-managed FSB and also served on the Board of Directors. FSB was converted to a publicly traded company in 1993 and subsequently was purchased by Union Planters Bank of Memphis, Tennessee in 1997. (Union Planters Bank was later merged into Regions Bank.) He also served on the community bank board of Union Planters after the merger until his employment at MNB. He has over thirty-five years of management experience at banking institutions.
Board of Directors' Meetings and Committees and Corporate Governance Matters
Board Meetings
Meetings of the Company's Board of Directors are generally held on a monthly basis. The Company's Board of Directors held twelve regular meetings and six special meetings during the fiscal year ended June 30, 2018. All directors of the Company attended at least 75 percent of the aggregate of the total number of Board meetings. The Company's policy is for all directors to attend its annual meeting of shareholders, and all directors attended last year's annual meeting.
Director Independence
The Board has determined that Directors Black, Bagby, Schalk, Brooks, Love, Robison, Tooley, and Hensley, constituting a majority of the Board members, are "independent directors," as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market ("NASDAQ"). Among other things, when making this determination, the Board considers each director's current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank. See "Business Relationships and Transactions with Executive Officers, Directors and Related Persons."
Shareholders may communicate directly with the Board of Directors by sending written communications to Douglas Bagby, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901.
Ethics Code
The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800. In addition, the Code of Business Conduct and Ethics has been filed with the SEC as Exhibit 14 to the Company's Annual Report on Form 10-K for the year ended June 30, 2016 and is available on our investor relations website at http://investors.bankwithsouthern.com under "Corporate Overview/Corporate Governance."
Board Leadership Structure and Role in Risk Oversight
As noted above, the positions of Chairman of the Board and of President and Chief Executive Officer are held by separate persons. This has been the case since the Company was formed. The Board believes this structure is appropriate for the Company and the Bank because it creates a clear line between management by the executive management and oversight of management by the Board of Directors, led by the Chairman.
Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Compensation Committee include the consideration of risks in connection with incentive and other compensation programs.  See "— Compensation Committee" These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Board Committee Attendance and Charter
The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. All members of these committees attended at least 75 percent of the total number of meetings held by the committees on which he or she served during fiscal 2018. The charters for the Audit Committee, Compensation Committee and the Nominating Committee are available on our investor relations website at http://investors.bankwithsouthern.com at "Corporate Overview/Corporate

Governance." You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800.
Audit Committee
The Audit Committee is comprised of Directors Love (Chairman), Bagby, Black, Schalk, Brooks, Robison, and Tooley, all of whom are "independent directors" under the Nasdaq listing standards. The Board of Directors has determined that Director Love is an "audit committee financial expert" as defined in Item 407(e) of Regulation S-K of the SEC and that all of the Audit Committee members meet the independence and financial literacy requirements under the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Company's Board of Directors, a copy of which is available on our investor relations website, at http://investors.bankwithsouthern.com, "Corporate Overview/Corporate Governance." In fiscal 2018, the Audit Committee met four times.
The Audit Committee is responsible for hiring, terminating and/or reappointing the Company's independent auditors, and for reviewing the annual audit prepared by our independent registered public accounting firm. The functions of the Audit Committee also include:
•	approving non-audit and audit services to be performed by the independent registered public accounting firm;
•	reviewing and approving all related party transactions for potential conflict of interest situations;
•	reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis;
•	ensuring the existence of effective accounting and internal control systems; and
•	overseeing the entire audit function of the Company, both internal and independent.
Compensation Committee
The Compensation Committee is comprised of three independent directors, including Directors Robison (Chairman), Bagby and Tooley. The Compensation Committee is responsible for:
•
determining compensation to be paid to the Company's officers and employees, which are based on the recommendation of Mr. Steffens, except that compensation paid to Mr. Steffens is determined based on the recommendation of a majority of the independent directors, and Mr. Steffens is not present during voting or deliberations concerning his compensation; and

•	overseeing the administration of the employee benefit plans covering employees generally.
The Compensation Committee does not designate its authority to any one of its members or any other person. This Committee also administers the Company's Omnibus Incentive Plan, and administered the Stock Option and Incentive Plan, Equity Incentive Plan, and the Management Recognition and Development Plan and reviews overall compensation policies for the Company. The Company's Compensation Committee met seven times during the fiscal year ended June 30, 2018.
Compensation Committee Interlocks and Insider Participation
None of the three members of the Compensation Committee is an officer, employee or former officer of the Company or the Bank. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Nominating Committee
The Nominating Committee is composed of Directors Bagby (Chairman), Schalk and Love. The committee is primarily responsible for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures in the Company's bylaws, but the Nominating Committee has not actively solicited such nominations. The Nominating Committee has the following responsibilities:
•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's articles of incorporation and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•	review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company's articles of incorporation and bylaws;
•	consider and evaluate nominations from shareholders using the same criteria as all other nominations;
•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.
Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in the Company's bylaws. In general, to be timely, a shareholder's notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; however, if less than 100 days' notice of the date of the scheduled annual meeting is given by the Company, the shareholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made. The shareholder's notice must include certain other information set forth in the Company's bylaws. This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company's articles of incorporation and bylaws and in Missouri law. During the fiscal year ended June 30, 2018, the Nominating Committee met on one occasion for the selection of director nominees, with respect to committee assignments, and for the naming of officers.

COMPENSATION OF DIRECTORS
The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank. Each director of the Company also is a director of the Bank. Directors are compensated $900 per month for their service on the Company's Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions. The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.
For the fiscal year ended June 30, 2018, each director received a monthly fee of $1,100 for serving on the Bank's Board of Directors.
Directors Love and Tooley served as members of regional loan approval committees throughout fiscal 2018. Director Schalk served as a member of a regional loan approval committee for eight months during fiscal 2018. Directors so serving receive a monthly fee of $1,000.
Director Compensation Table for 2018
The table below provides compensation information for each member of our Board of Directors during the year ended June 30, 2018 (except for Mr. Steffens, whose compensation is reported as a named executive officer).
Name	Fees Earned or Paid in Cash	Option Awards(1)		Stock Awards(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	Total

L. Douglas Bagby	$24,000	$	---	$52,815	$(9,639)	$75,176
Sammy A. Schalk	32,000		---	52,815	(1,120)	87,695
Ronnie D. Black	24,000		---	52,815	(5,265)	71,550
Rebecca M. Brooks	24,000		---	52,815	164	76,979
Charles R. Love	36,000		---	52,815	(11,533)	65,282
Dennis C. Robison	24,000		---	52,815	23	76,838
David J. Tooley	36,000		---	52,815	10,633	99,448
Todd E. Hensley	24,000		---	52,815	(147)	76,668
John R. Abercrombie	24,000		---	52,815	---	76,815
________________
(1)	Director Hensley holds options to purchase 10,000 shares, 8,000 of which are currently exercisable.
(2)
All directors, with the exception of Mr. Steffens, were awarded 1,500 shares of restricted stock with a value of $35.21 per share on February 20, 2018, granted under the Omnibus Incentive Plan. These shares vest in equal annual installments of 20% beginning February 9, 2019 through February 9, 2023. Mr. Hensley was also awarded 4,000 shares of restricted stock on September 5, 2014, granted under the Equity Incentive Plan. These shares vest annually in equal installments of 20% beginning September 5, 2015, through September 5, 2019.

Directors' Retirement Agreements
Southern Bank has entered into individual retirement agreements with each of its directors, with the exception of Mr. Steffens and Mr. Abercrombie. These agreements were entered into in recognition of the directors' service to the Bank and to ensure their continued service on the Board. Each agreement provides that, following a director's termination of service on the Board on or after age 60, other than termination for cause, the director will receive five annual payments equal to the product of the cash fees paid to the director during the calendar year preceding his retirement and the director's vested percentage.

The vested percentage is determined as follows: 50% after five years of service, 75% after 10 years of service, and 100% after 15 years of service. The benefits payable under the director's retirement agreements are unfunded and unsecured obligations of Southern Bank payable solely out of the general assets of Southern Bank.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction.  In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under these programs, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our "named executive officers".
•	Greg A. Steffens, President and Chief Executive Officer
•	Matthew T. Funke, Executive Vice-President and Chief Financial Officer
•	Kimberly A. Capps, Executive Vice-President and Chief Operations Officer
•	Justin G. Cox, Executive Vice-President and Regional President (west region)
•	Mark E. Hecker, Executive Vice-President and Chief Credit Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Executive Summary of Key Compensation Decisions.
Our key compensation-related decisions during and subsequent to fiscal 2018 included the following:
•
increases in base salaries for our named executive officers during fiscal 2018 of between 2.7% and 5.0% based on merit, achievement of key business plan goals, increasing responsibilities as part of a growing organization, the need to stay market competitive and retain personnel who are integral to our continued plans for growth and management succession.

•	the payment of bonuses based on achievement of key business plan goals during fiscal 2018.
•	awards of incentive stock options and performance-based restricted stock to our executive officers during fiscal 2018.

Compensation Philosophy and Objectives.
The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

•	attract the right people and differentiate compensation based on performance;
•	retain top performers and reward them for helping us build and sustain our culture and values and achieve our business strategy and goals;
•	compensate our people in ways that inspire and motivate them, both individually and as a team, to execute our vision and drive for enduring customer satisfaction;

•	provide total compensation and learning and development opportunities that are competitive with that of other companies of similar size and complexity; and
•	properly align risk-taking and compensation.

While the primary components of our compensation program have been base salary, stock options and stock grants, and bonuses, the Compensation Committee also takes into account the full compensation package provided to the individual, including retirement plan benefits, health benefits and other benefits.

The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other employees. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals and link the compensation of its executives to the Company's success. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team. Our overriding principles in setting types and amounts of compensation are:
•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.
•	Market Competition – Total compensation attracts, retains, and motivates our top performers at a competitive level in our market.
•
Shareholder Value – Compensation components that align the interests of key management, especially the named executive officers with those of our shareholders in furtherance of our goal to increase shareholder value.

The Company implements this philosophy by using a combination of cash and stock-based compensation, benefits, and perquisites to attract and retain qualified persons to serve as executive officers of the Company and the Bank. Our compensation program seeks to reach an appropriate balance between base salary (to provide competitive fixed compensation), incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives' interests with our shareholders' interests). Each executive officer of the Company also is an executive officer of the Bank. Executive officers are not compensated separately for their service to the Company, with the exception of Mr. Steffens' receipt of fees for service on the Company's board of directors. The Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each executive's position, taking into account the complexity of our business as a regulated public company and financial institution, and informally reviews peer compensation data.
Base Salaries.
We provide the opportunity for our named executive officers and other officers to earn a competitive base salary. We do so in order to attract and retain appropriate talent for the position. Our base salary reflects a combination of factors, including competitive pay levels, the executive's experience and tenure, the executive's individual performance and responsibilities. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

During fiscal 2018, Mr. Steffens received an increase in base salary from $357,000 to $367,000; Mr. Funke received an increase in base salary from $204,000 to $210,000; Ms. Capps received an increase in base salary from $164,000 to $170,000; Mr. Cox received an increase in base salary from $200,000 to $210,000; and Mr. Hecker received an increase in base salary from $225,000 to $231,000.

Increases were attributed to achievement of key business goals related to the areas overseen by each named executive officer; the need to retain top performers; the need to retain key management succession candidates; and recognition of the growing complexity of our Company and increasing responsibilities of our named executive officers.

Bonuses
The Company does not have a written cash bonus plan in place for executive officers. For fiscal 2016, 2017 and 2018, all named executive officers received cash bonuses. In determining the amount of cash bonuses to award, the Compensation Committee and Board of Directors primarily consider the Company's results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors. Generally, our Compensation Committee has viewed as a guideline a potential bonus payment of up to 25% of base salary, and made a determination of the amount of the awards to executive officers based on accomplishment of these strategic objectives. The Compensation Committee has also, since June 30, 2012, held 50% of each fiscal year's bonus for payout at the conclusion of the following fiscal year, as both a retention incentive and to discourage excessive risk-taking on the part of our executive management team.

Pay Ratio
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of annual total cash compensation, consisting of base salary plus bonuses paid during fiscal 2018, of our Chief Executive Officer to the median of the annual total cash compensation of all other employees. We determine our median employee, exclusive of the Chief Executive Officer, based on annual total cash compensation, consisting of base salary (annualized in the case of full and part-time employees) plus bonuses paid during fiscal 2018. The annual total cash compensation of our median employee (other than the Chief Executive Officer) for 2018 was $31,131. Our Chief Executive Officer's annual total cash compensation paid during fiscal 2018 was $400,665. Based on the foregoing, our estimate of the ratio of annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 12.9 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

2017 Omnibus Incentive Plan
The purpose of the 2017 Omnibus Incentive Plan which was approved by shareholders in October 2017 is to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of employees and directors with those of Company shareholders. The 2017 Omnibus Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, in a manner that does not expose the Company to imprudent risks and that is consistent with the long-term health of the Company.
As a result of the adoption of the 2017 Omnibus Incentive Plan no further awards are being made under the existing plans described below, and shares of common stock reserved to make new awards under those plans have been released. provided that shares of Company common stock reserved to fund issued and outstanding awards under the existing Plans will continue to be reserved to provide for those awards. Currently there are 431,500 shares available for award under the 2017 Omnibus Incentive Plan, against which limit full value share awards are counted on a 2.5-for-1 basis. During fiscal 2018, the Company awarded 18,500 shares of restricted stock to directors and employees, and 3,500 shares of performance-based restricted stock and 13,500 stock options to executive officers.
Management Recognition and Development Plan, 2003 Stock Option and Incentive Plan, and
 2008 Equity Incentive Plan
In 1994, shareholders approved the Management Recognition and Development Plan. In 2008, shareholders approved the 2008 Equity Incentive Plan. In 2003, shareholders approved the 2003 Stock Option and Incentive Plan. The Compensation Committee administers these long-term incentive stock plans, determines employee eligibility and grants share awards.
Management Recognition and Development Plan. The Management Recognition and Development Plan was a stock-based compensation plan designed to reward directors, officers and employees for service with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company. The Company reserved 142,832 shares for stock awards under this plan. Awards were discretionary and were based on an assessment of the participant's position, years of service, and contribution to the success and growth of the Company. Stock awards under the plan generally vested in equal installments over five years from the date of grant. Prior to the vesting of the shares, the recipient held voting and dividend rights and no transfer rights over the shares. All shares available have been awarded and vested under this Plan.
2008 Equity Incentive Plan. The purpose of the 2008 Equity Incentive Plan was to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives. In addition, the plan was designed to further link the interests of directors, officers and employees with the interest of the Company's shareholders. The Company reserved 132,000 shares of common stock (split-adjusted) for awards of restricted stock and restricted stock units under this plan. In fiscal 2018, no shares were awarded under this plan. A total of 121,428 shares were awarded under this plan, 3,575 shares have been forfeited and none are available for future award following the adoption of the 2017 Omnibus Incentive Plan.
2003 Stock Option and Incentive Plan. The purpose of the 2003 Stock Option and Incentive Plan was to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives. The Company reserved 200,000 shares (split-adjusted) for option awards under this plan, plus additional shares repurchased with the proceeds of options exercised or surrendered to pay an option exercise price. Option awards were discretionary and were based on an assessment of the participant's position, years of service, and contribution to the success and growth of the Company. The plan provided for the award of incentive stock options to qualifying employees under the federal tax laws. Stock awards under the plan generally have vested in equal installments over five years from the date of grant and must be exercised within 10 years. The exercise price of options awarded has always been the fair market value of a share of the Company's common stock on the date of grant. In fiscal 2018, no shares were awarded, and none were forfeited, under this plan. Following the adoption of the 2017 Omnibus Incentive Plan, no shares are available for future awards under the 2003 Stock Option Plan.

Other Benefits.
The Company provides benefits, including a 401(k) retirement plan and health care benefits, to all employees to attract and retain highly effective executives and other employees with an opportunity to maintain a quality standard of living over time and to have access to health care. These benefits are administered consistently to all levels of the organization. All employees share in the cost of health benefits based on the coverage they select. Available health care benefits are commensurate with that available in our market area.

The Company provides perquisites designed to enhance the success of the Company. Executive officer education is provided at industry conferences, seminars and schools. Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.

Employment Agreement.
Mr. Steffens has entered into a one-year employment agreement with the Bank. Under this employment agreement, Mr. Steffens is entitled to continued payment of his salary and benefits subsequent to an involuntary termination or a termination in connection with a change in control of the Bank or the Company.
Under the agreement, an involuntary termination is a termination without cause or a constructive termination. A termination is deemed to be for cause if it is based on personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, regulation, regulatory order or the employment agreement. In addition, a termination required under the federal banking laws is treated as a termination for cause.
Under the employment agreement, a change in control is deemed to have occurred if: (i) there is a change in control under regulations of the Federal Reserve; (ii) the event would have to be reported on a Form 8-K; (iii) a person acquires beneficial ownership of at least 20% of the Company's securities; (iv) a majority of the Board is no longer the current members or chosen by the current members; or (v) any reorganization, acquisition or sale of substantial assets in which the Company or Bank is not the resulting entity. If Mr. Steffens's employment is terminated or constructively terminated under the guidelines described in the previous paragraph in connection with or within 12 months of a change of control, the Bank would be required to pay to Mr. Steffens in a lump sum 299% of his Section 280G base amount (which is Mr. Steffens's average annual W-2 compensation during the five full calendar year periods prior to the effective date of the termination, as more specifically defined in the employment agreement) and continue to provide access to health benefits for the remainder of the term of the agreement, subject to Section 280G limits.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" for Fiscal 2018. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing is furnished by the Compensation Committee and the Board of Directors.

Dennis C. Robison (Chairperson)
L. Douglas Bagby
David J. Tooley

2018 Summary Compensation Table
The following table sets forth information concerning the compensation earned in fiscal years 2018, 2017 and 2016 by the named executive officers of the Company.
Name and Principal Position	Fiscal Year	Salary	Bonus	Non-equity Incentive Plan Compensation		Options Awarded(1)	Stock Awards(2)	Change in Pension Value and Non Deferred Compensation Earnings		All Other Compensation(3)	Total

Greg A. Steffens President and	2018	$362,615	$42,938	$	---	$35,490	$37,310	$	---	$51,809	$530,162
Chief Executive Officer	2017	353,231	38,050		---	---	80,675		---	50,462	522,418
	2016	334,808	39,875		---	---	---		---	51,434	426,117

Matthew T. Funke Executive Vice-President	2018	$207,519	$24,625	$	---	20,280	$18,655	$	---	$31,369	$302,448
and Chief Financial Officer	2017	201,846	25,500		---	---	40,338		---	26,711	294,395
	2016	188,962	24,750		---	---	---		---	25,392	239,104

Kimberly A. Capps Executive Vice-President	2018	$166,769	$19,875	$	---	20,280	$18,655	$	---	$28,974	$254,553
and Chief Operations Officer	2017	158,962	21,250		---	---	40,338		---	23,252	243,802
	2016	147,308	19,750		---	---	---		---	20,733	187,791

Justin G. Cox Executive Vice-President	2018	$204,815	$18,125	$	---	20,280	$18,655	$	---	$31,577	$293,452
and Regional President	2017	189,231	25,000		---	---	40,338		---	24,480	279,049

Mark E. Hecker Executive Vice-President	2018	$227,769	$19,938	$	---	20,280	$18,655	$	---	$4,797	$291,439
and Chief Credit Officer
___________________
(1)
Value for fiscal year 2018 was based on the grant date fair value of options awarded during the periods presented. The award will vest in five equal annual installments beginning January 16, 2019. For information regarding the assumptions used in the determination of fair value, see Note 11 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K.

(2)
Value for fiscal year 2018 was based on the $37.31 fair value (closing stock price) of a share of the Company's common stock on the January 16, 2018, grant date; the award will vest over a five year period beginning February 9, 2019, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company's annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.

(3)
Includes matching and profit-sharing contributions made by the Company to the executive's 401(k) Plan account, payments made on the executive's behalf under the group health insurance plan, and for Mr. Steffens, board fees. The 401(k) plan profit-sharing contribution for fiscal 2018, 2017, and 2016, respectively, were based on fiscal 2018, 2017, and 2016 compensation, respectively, and made during fiscal 2019, 2018, and 2017, respectively. The bonuses for fiscal 2018, 2017, and 2016, respectively, were based on fiscal 2018, 2017, and 2016 performance, respectively, and paid in fiscal 2019, 2018, and 2017, respectively. The amount does not include personal benefits or perquisites, because none exceeded $10,000 worth of such benefits, in the aggregate.

Grant of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to named executive officers during fiscal 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise Price of	Grant Date Fair Value of Stock
	Grant Date	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum	Stock or Units	Underlying Options	Option Awards	and Option Awards(2)
Greg A. Steffens	1/16/2018	---	---	---	500	750	1,000	---	3,500	$37.31	$72,800
Matthew T. Funke	1/16/2018	---	---	---	250	375	500	---	2,000	37.31	38,935
Kimberly A. Capps	1/16/2018	---	---	---	250	375	500	---	2,000	37.31	38,935
Justin G. Cox	1/16/2018	---	---	---	250	375	500	---	2,000	37.31	38,935
Mark E. Hecker	1/16/2018	---	---	---	250	375	500	---	2,000	37.31	38,935
________________________
(1)
The shares subject to award vest over a five-year period beginning February 9, 2019, within up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company's annualized return on average assets over the 12 calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.

(2)	Represents the grant date fair value of the award based on the closing stock price on the grant date, and presuming that the maximum number of shares awarded under grant agreement are vested.

Outstanding Equity Awards at June 30, 2018
The following table sets forth for the named executive officers information concerning stock options, restricted stock and other equity incentive plan awards held at June 30, 2018.
	Securities Underlying Options					Stock Awards
	Number Exercisable	Number Unexercisable	Equity Incentive Plan Awards	Exercise Price	Expiration	# of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares That Have Not Vested

Greg A. Steffens	---	3,500	---	$37.31	1/16/2028		---	3,000	$117,060

Matthew T. Funke	---	2,000	---	$37.31	1/16/2028	---	---	1,500	58,530

Kimberly A. Capps	10,000	--- 2,000	--- ---	$6.375 37.31	1/19/2020 1/16/2028	---	---	1,500	58,530

Justin G. Cox		2,000	---	37.31	1/19/2028	---	---	1,500	58,530

Mark E. Hecker		2,000	---	37.31	1/19/2028	---	---	1,500	58,530
________________________
(1)	Value for fiscal year 2018 is based on the $39.02 closing price of a share of the Company's common stock on the last trading day of fiscal 2018.

Option Exercises and Stock Vested in Fiscal 2018
The following table sets forth information regarding stock options exercised and shares of restricted stock that vested during the fiscal year ended June 30, 2018 with respect to each named executive officer.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Greg A. Steffens	-	$-	500	$18,600
Matthew T. Funke	10,000	304,550	250	9,300
Kimberly A. Capps	-	-	250	9,300
Justin G. Cox	-	-	250	9,300
Mark E. Hecker	-	-	250	9,300
________________________
(1)	Represents dollar value realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the dollar value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Potential Payments Upon Termination of Employment or Change in Control
The following table summarizes the approximate value of the termination payments and benefits that Messrs. Steffens and Funke, Ms. Capps, Messrs. Cox Hecker would have received if their employment had been terminated on June 30, 2018 under the circumstances shown. The table excludes (i) amounts accrued through June 30, 2018 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under Southern Missouri's 401(k) Plan.
Name	Name of Compensation Component or Plan	Termination Without Cause or Constructive Termination		Change-in- Control With No Termination			Termination in Connection With or Following a Change in Control

Greg A. Steffens	Employment Agreement(1)	$368,779	(2)	$	---		$1,140,970	(3)
	Performance share awards	---			117,060	(4)	117,060	(4)
	Incentive stock option awards				5,985	(5)	5,985	(5)

Matthew T. Funke	Performance share awards	---			58,530	(4)	58,530	(4)
	Incentive stock option awards				3,420	(5)	3,420	(5)

Kimberly A. Capps	Performance share awards	---			58,530	(4)	58,530	(4)
	Incentive stock option awards				3,420	(5)	3,420	(5)

Justin G. Cox	Performance share awards	---			58,530	(4)	58,530	(4)
	Incentive stock option awards				3,420	(5)	3,420	(5)

Mark E. Hecker	Performance share awards	---			58,530	(4)	58,530	(4)
	Incentive stock option awards				3,420	(5)	3,420	(5)
__________________
(1)	Presumes that employment agreement has a full one-year term on June 30, 2018, termination date and that the payout is based on 2017 compensation levels.
(2)	Represents average of Mr. Steffens' 2018 and 2017 base salary of $362,000 plus $6,779 for health benefits. These amounts would be paid out over the one year term.
(3)	Represents 299% of Mr. Steffens' Section 280G base amount as of the termination date, in a lump sum, a portion of which may be applied towards health related benefits over three years.
(4)
Amount represents the value of the executive's unvested shares of restricted stock based on the $39.02 closing price of a share of the Company's stock as of the last trading day of fiscal 2018, which shares would no longer be restricted in the event of a change in control.

(5)
Amount represents the value of the executive's unvested options to purchase shares of common stock based on the $39.02 closing price of a share of the Company's stock as of the last trading day of fiscal 2018, which options would vest in the event of a change in control.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and next three most highly compensated employees. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee reviews and considers the potential consequences of Section 162(m) to the Company. The Company reserves the right to use our judgment to authorize compensation to any employee that does not comply with the Section 162(m) exemptions for compensation we believe is appropriate.
Section 280G of the Internal Revenue Code provides that severance payments triggered by a change in control, which equal or exceed three times the individual's base amount are deemed to be "excess parachute payments." Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments. Mr. Steffens's employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Southern Missouri Bancorp's directors and executive officers, and persons who own more than 10% of Southern Missouri Bancorp's common stock to report their initial ownership of Southern Missouri Bancorp's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and Southern Missouri Bancorp is required to disclose in this proxy statement any late filings or failures to file.
Southern Missouri Bancorp believes, based solely on a review of the copies of reports furnished to us and written representations relative to the filing of certain forms, that reports covering transactions that occurred during the fiscal year ended June 30, 2018, were filed timely.
Relationships and Transactions with Executive Officers, Directors and Related Persons
The Company and the Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, these transactions that qualify as "related party" transactions under applicable regulations of the SEC are subject to the review and approval of the Audit Committee and ratification by the Board of Directors. All other transactions with executive officers, directors and related persons are approved by the Board of Directors
The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. These loans to directors and executive officers are not made at preferential rates; however, certain Bank closing fees may be waived. No director, executive officer or any of their affiliates had outstanding indebtedness to the Bank at below market interest rates since June 30, 2015 with the exception of a discounted home loan rate generally available to all employees of Southern Bank. Loans to all directors and executive officers and their associates totaled approximately $9.0 million at June 30, 2018, which was approximately 4.5% of the Company's consolidated shareholders' equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2018.
PROPOSAL II -- ADVISORY (NON-BINDING)
 VOTE ON EXECUTIVE COMPENSATION
We are including in this proxy statement an advisory vote on executive compensation in order to give shareholders an opportunity to indicate whether or not they endorse the compensation paid to our executives, as disclosed in this proxy statement. The proposal will be presented at the annual meeting as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.
This vote will not be binding on the Company's Board of Directors. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail under "Executive Compensation," the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company's success. Executive compensation determinations are a complex and demanding process. The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our shareholders' interest in executive compensation practices. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class and competition. A primary focus of our compensation program is to compensate actual performance, using realistic objectives while not exposing the Company to imprudent levels of risk.
The Board of Directors believes that our executive compensation program comports with the objectives described above and therefore recommends that shareholders vote "FOR" this proposal.

PROPOSAL III – ADVISORY (NON-BINDING) VOTE ON TIMING OF
 STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Act and SEC regulations at least once every six years, we are required to obtain the (non-binding) vote of our stockholders on the frequency of future votes on executive compensation in the form of resolution presented in Proposal II above.
Therefore, we have included in this Proxy Statement and present for an advisory, (non-binding) stockholder vote at the Annual Meeting a vote to determine the timing of future stockholder votes on executive compensation. Shareholders are being asked whether a resolution to approve the compensation of our executives should be presented to stockholders every one, two or three years.
While our executive compensation program is designed to promote a long-term connection between compensation and performance, our Board recognizes the importance of shareholder input on important issues such as compensation.  After careful consideration, the Board of Directors believes the presentation of a resolution to approve the compensation of our executives should be presented to stockholders for an advisory vote every year.
Shareholders should note that their views on compensation are not binding on the Compensation Committee. This vote also will not be binding on the Company's Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering when to present stockholders with a resolution to approve executive compensation.
We remind shareholders that annual advisory votes on compensation will occur well after year-end performance reviews and annual compensation determinations for the then-current performance year.  In addition, neither this vote nor a decision to present an executive compensation vote annually will necessarily affect when the stockholders will be asked to vote on executive compensation in future years.
The Board of Directors recommends that you vote for the advisory (non-binding) vote to have stockholders vote on executive compensation every ONE year.

PROPOSAL IV – APPROVAL OF AN AMENDMENT TO THE ARTICLES OF
INCORPORATION OF SOUTHERN MISSOURI BANCORP, INC. TO INCREASE
 THE NUMBER OF AUTHORIZED SHARES
In July, 2018, the Board of Directors of Southern Missouri Bancorp approved an amendment to Southern Missouri's articles of incorporation, subject to approval of the amendment by Southern Missouri shareholders at the Annual Meeting, which would increase the number of authorized shares of Southern Missouri common stock from 12,000,000 to 25,000,000.  The proposed amendment is discussed below.
As of the date of this proxy statement, there were 8,996,584 shares of Southern Missouri common stock issued and outstanding. Since 2011, the Company has issued additional shares in connection with:
•	a capital raise in which 1.15 million shares were issued;
•	the acquisition of Peoples Service Company and Peoples Banking Company in which 346,000 shares were issued;
•	a 2–for-1 stock split in the form of a 100% common stock dividend in which 3.7 million shares were issued;
•	the acquisition of Tammcorp, Inc., in which 347,000 shares were issued; and
•	the acquisition of Southern Missouri Bancshares, Inc., in which 364,000 shares were issued.

Additionally, 500,000 shares were reserved for issuance under the Company's 2017 Omnibus Incentive Plan which was approved by shareholders at the 2017 annual meeting of shareholders. As a result, the number of shares available for issuance in future transactions has been reduced.  The proposed amendment to the articles of incorporation would give Southern Missouri greater flexibility in its financial affairs by making an additional 13.0 million shares of common stock available for issuance in such transactions and at such other times as Southern Missouri's Board of Directors considers appropriate, whether as stock splits or dividends, in public or private offerings, in connection with mergers and acquisitions, in connection with capital raising transactions or otherwise. To that end, in light of the proposed amendment, management expects to consider the adoption of a stock split in connection with its ongoing evaluation of corporate actions in order to enhance shareholder value. Southern Missouri's shareholders may or may not be given the opportunity to vote on such a transaction, depending on the nature of the transaction, applicable laws and regulations and the judgment of Southern Missouri's Board of Directors regarding the submission of such transaction to a vote of shareholders.
The additional shares of common stock authorized for issuance would have all of the rights and privileges which the presently outstanding shares of Southern Missouri common stock possess; the increase in authorized shares would not affect the terms, or rights of holders, of existing shares of common stock. Holders of Southern Missouri common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Southern Missouri. Because Southern Missouri shareholders do not have preemptive rights, the interests of existing shareholders may be diluted by any issuance of the proposed additional shares of common stock.
It is possible that additional shares of common stock could be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Southern Missouri more difficult, time-consuming or costly, or to otherwise discourage an attempt to acquire control of Southern Missouri. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person or other entity seeking to obtain control of Southern Missouri by means of a merger, tender offer, proxy contest or other means. For instance, such shares could be privately placed with purchasers who might cooperate with Southern Missouri's Board of Directors in opposing an attempt by a third party to gain control of Southern Missouri by voting such shares against the transaction with the third party or could be used to dilute the stock ownership or voting rights of a person or entity seeking to obtain control of Southern Missouri. Although Southern Missouri's Board of Directors does not currently anticipate issuing additional shares of common stock for the purpose of preventing an unsolicited takeover of Southern Missouri, and believes that such a transaction is unlikely to occur in the foreseeable future, Southern Missouri's Board of Directors reserves its right, consistent with its fiduciary duties, to issue shares for such a purpose.

Text of Proposed Amendment
The proposed amendment would revise Section 3.1(a) of Southern Missouri's articles of incorporation to read as follows:
"3.1  The Corporation shall have the authority to issue the following shares:  (a) 25.0  (twenty-five) million  shares shall be voting common stock with a par value of $0.01 per share ("Common Stock")"
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF SOUTHERN MISSOURI BANCORP TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Southern Missouri Bancorp specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.
The Audit Committee, established under Section 3(a)(58)(A) of the Securities Exchange of 1934 operates under a written charter adopted by the full Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Southern Missouri's independent auditors, the Audit Committee, composed of the undersigned directors, each of whom is independent as defined under Nasdaq's listing standards, carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with Southern Missouri's independent auditors the overall scope and plans for the audit. The Audit Committee met with the independent auditors to discuss the results of its audit, the evaluation of Southern Missouri's internal controls, and the overall quality of Southern Missouri's financial reporting.
Prior to engaging the independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee specifically approved the engagement of the independent registered public accounting firm to render that service. Accordingly, the Company does not engage the independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of BKD, LLP, to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. We also reviewed and discussed with BKD, LLP the fees paid to the firm. These fees are described under "Independent Registered Public Accounting Firm" below.
The Audit Committee received and reviewed the report of BKD, LLP, regarding the results of their audit of the Company's fiscal 2018 financial statements. We also reviewed and discussed the audited financial statements with Company management.
Southern Missouri's Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.
•	The Audit Committee has reviewed and discussed with the Company's management the Company's fiscal 2018 audited financial statements;
•	The Audit Committee has discussed with the Company's independent auditors (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards No. 61 and requirements of the SEC;
•
The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditors' independence from the Company and its related entities) and has discussed with the auditors their independence from the Company; and

•
Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the fiscal 2018 audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

Charles R. Love
L. Douglas Bagby
Ronnie D. Black
Sammy A. Schalk
 Rebecca M. Brooks
Dennis C. Robison
David J. Tooley
Todd E. Hensley

RELATIONSHIP WITH INDEPENDENT AUDITORS
During the fiscal year ended June 30, 2018, BKD, LLP provided various audit, audit-related and non-audit services to the Company as follows: (1) the audit of the Company's fiscal 2018 annual financial statements and review of fiscal 2018 financial statements in the Company's Quarterly Reports on Form 10-Q, and (2) tax services. Our Audit Committee has appointed BKD, LLP, as the independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending June 30, 2019. In making its determination to appoint BKD, LLP as the Company's independent registered public accounting firm for the 2019 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants. A representative of BKD, LLP, is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
Audit Fees
For the fiscal years ended June 30, 2018, 2017 and 2016, BKD, LLP ("BKD") provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:
(a) Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements: $202,854 – 2018, $186,249 – 2017, $133,300 – 2016. Audit fees consist of fees related to the audit of the Company's consolidated financial statements and internal control over financial reporting, review of the Company's Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements such as Registration Statements and current reports on Form 8-K.
(b) Audit Related Fees: Aggregate fees billed for professional services rendered related to audit of the Company's 401(k) Retirement Plan, work performed in connection with registration statements, and consultation on accounting matters: $41,273 – 2018, $93,634 – 2017, $43,300 – 2016.
The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors and the estimated fees for these services. None of the services provided by BKD described in items (a) and (b) above was approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC's rules and regulations. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

PROPOSAL V -- RATIFICATION OF THE APPOINTMENT
 OF INDEPENDENT AUDITORS
The Audit Committee has appointed BKD as the independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending June 30, 2019. In making its determination to appoint BKD as the Company's independent auditors for the 2019 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, other than audit services, is compatible with maintaining the independence of the outside accountants. Our shareholders are asked to ratify this appointment at the annual meeting. If the appointment of BKD is not ratified by the shareholders, the Audit Committee may appoint other independent auditors or may decide to maintain its appointment of BKD.
A representative of BKD is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2018.
FINANCIAL STATEMENTS
Southern Missouri Bancorp's annual report to shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the record date. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary of Southern Missouri Bancorp. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in Southern Missouri Bancorp's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Southern Missouri Bancorp's main office at 2991 Oak Grove Road, Poplar Bluff, Missouri, no later than May 27, 2019. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934, as amended.
If a proposal does not meet the above requirements for inclusion in the Company's proxy materials, but otherwise meets the Company's eligibility requirements to be presented at the next annual meeting of shareholders, the persons named in the enclosed proxy card and acting thereon will have the discretion to vote on any such proposal in accordance with their best judgment if the proposal is received at the Company's main office no later than July 31, 2019 and no earlier than July 1, 2019.
OTHER MATTERS
We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

Southern Missouri BANCORP

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 29, 2018.

Vote by Internet

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5 and for every 1 YEAR on Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Greg A. Steffens	☐	☐
02 - L. Douglas Bagby	☐	☐
03 - David J. Tooley	☐	☐
04 - Todd E. Hensley	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. An advisory (non-binding) vote on the frequency of the advisory vote on executive compensation	☐	☐	☐	☐

NOTE: Other business may properly come before the meeting, including an adjournment or postponement of the meeting. In their discretion, the proxies are authorized to vote on the other business that may come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — SOUTHERN MISSOURI BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

October 29, 2018

The undersigned hereby appoints the Board of Directors as the official Proxy Committee of the Board of Directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Southern Missouri Bancorp, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders ("Meeting"), to be held at the Company's corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri, on Monday, October 29, 2018 at 9:00 a.m., local time, and at any and all adjournments thereof. The Board of Directors recommends a vote **"FOR"** the listed proposals.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2, 4 and 5 and for a ONE Year frequency on proposal 3 as set forth herein.

Should a director nominee be unable to serve as a director, an event that Southern Missouri Bancorp does not currently anticipate, the Board of Directors reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of Southern Missouri Bancorp, Inc.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

This proxy may be revoked at any time before it is voted by delivering to the Secretary of Southern Missouri Bancorp, on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Southern Missouri Bancorp common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Southern Missouri Bancorp, Inc., prior to the execution of this Proxy, the Notice of Annual Meeting, a Proxy Statement dated on or about September 24, 2018 and Southern Missouri Bancorp, Inc.'s 2018 Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE